UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 29, 2015

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                   Submission of Matters to a Vote of Security Holders.

The 2015 annual meeting of the stockholders of the Company was held on April 29, 2015. At the meeting, the holders of 162,393,455 shares of common stock, which represents approximately 89 percent of the 182,311,581 outstanding shares entitled to vote as of the March 2, 2015 record date were represented in person or by proxy. Detailed voting results are set forth below.

Item 1 — Election of Directors. The stockholders elected each director nominee for a term of one year to expire at the 2016 annual meeting of stockholders or until their successors are elected and qualified. The voting results were as follows:

Name	Votes For	Votes Against	Abstentions	Broker Non-Votes
James M. Cracchiolo	141,802,334	6,200,368	818,184	13,572,569
Dianne Neal Blixt	148,109,945	318,309	392,632	13,572,569
Amy DiGeso	147,789,537	635,610	395,739	13,572,569
Lon R. Greenberg	143,586,593	4,837,192	397,101	13,572,569
Siri S. Marshall	147,514,958	908,421	397,507	13,572,569
Jeffrey Noddle	147,527,449	900,175	393,262	13,572,569
H. Jay Sarles	133,943,818	14,483,989	393,079	13,572,569
Robert F. Sharpe, Jr.	146,544,778	1,891,983	384,125	13,572,569
William H. Turner	147,794,129	637,534	389,223	13,572,569

Item 2 — Nonbinding Advisory Vote to Approve the Compensation of Named Executive Officers. The stockholders approved, on an advisory basis, the compensation of its named executive officers. The proposal received “for” votes from approximately 96 percent of the shares voted:

Votes For	Votes Against	Abstentions	Broker Non-Votes
142,815,860	5,359,993	645,033	13,572,569

Item 3 — Ratification of the Audit Committee’s Selection of the Company’s Independent Registered Public Accountant for 2015. The stockholders ratified the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015. The proposal received “for” votes from approximately 99 percent of the shares voted:

Votes For	Votes Against	Abstentions
160,839,268	921,760	632,427

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: April 30, 2015	By	/s/ Thomas R. Moore
Thomas R. Moore
Vice President, Chief Governance Officer and Corporate Secretary